Exhibit 8.1

LIST OF SUBSIDIARIES

Company Name Jurisdiction of Incorporation	Jurisdiction of Incorporation
Essemtec AG	Switzerland
Formatec Holding B.V.	Netherlands
Global Inkjet Systems Ltd.	United Kingdom
Jetted Additively Manufactured Electronics Sources GmbH	Germany
Nano Dimension Australia Pty Ltd.	Australia
Nano Dimension GmbH	Germany
Nano Dimension (HK) Limited	Hong Kong
Nano Dimension Swiss GmbH	Switzerland
Nano Dimension Technologies Ltd.	Israel
Nano Dimension USA Inc.	Delaware
Admatec Europe B.V.	Netherlands
Formatec Technical Ceramics B.V.	Netherlands
Essemtec USA, LLC	Delaware
Essemtec Deutschland GmbH	Germany
Essemtec France SAS	France
Nano Dimension NY Ltd.	New York
Nano Dimension Trading (Shenzhen) Ltd.	China
Desktop Metal Inc.	Delaware
Desktop Metal Operating, Inc.	Delaware
Desktop Metal Securities Corporation	Massachusetts
addLEAP AB	Sweden
Figur Machine Tools LLC	New Jersey
EnvisionTEC US LLC	Delaware
Envisiontec GmbH	Germany
EnvisionTec Group Canada, Inc.	Canada
Adaptive3D LLC	Delaware
Adaptive 3D Technologies, LLC	Texas
Syzygy Memory Plastics Corporation	Delaware
Beacon Bio, Inc.	Delaware
DM Belgium B.V.	Belgium
Dental Arts Laboratories, Inc.	Illinois
A.I.D.R.O. Srl	Italy
Meta Additive Ltd.	United Kingdom
Larry Brewer Dental Lab, Inc.	Oklahoma
Brewer Tafla Dental Technologies, LLC	Oklahoma
May Dental Arts, LLC	Missouri
ExOne Americas, LLC	Delaware
ExOne Operating, LLC	Delaware
ExOne GmbH	Germany
ExOne KK	Japan
Desktop Labs, Inc.	Delaware
Desktop Metal Taiwan Branch Office	Taiwan
MarkForged Holding Corporation	Delaware
MarkForged, Inc.	Delaware
Markforged Canada 3D Printing Inc.	Canada
Markforged Ireland Services 3D Printing Limited	Ireland
Markforged Japan 3D Printing K.K.	Japan
MKFG Teton Simulation, LLC	Wyoming
Markforged Sweden, A.B.	Sweden
MKFG Israel	Israel
MKFG Poland, sp. z.o.o	Poland